Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

      As independent auditors of TTR Technologies, Inc. (the "Company") (a development-stage company), we hereby consent to the incorporation by reference of our report, dated March 1, 2000, on the Company's consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, comprehensive loss, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999 in the Company's Registration Statement on Form S-8 to be filed in May, 2000.

Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
May 30, 2000